Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

James Mead

Chief Financial Officer

-and-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FIRST QUARTER 2014 FFO OF $1.54 PER SHARE BEFORE TRANSACTION

COSTS; AND EPS OF $1.53 PER SHARE

RAISES 2014 EARNINGS GUIDANCE

Financial and Operating Highlights

•                  First quarter FFO of $1.54 per share before transaction related costs of $0.02 per share compared to $1.17 per share before transaction related costs of $0.01 per share in the prior year.

•                  Raising 2014 FFO guidance range by $0.26 per share, or 4.6 percent at the midpoint, to a range of $5.90 to $5.96 per share, reflecting additional earnings from real estate investment activity and debt and preferred equity originations.

•                  First quarter net income attributable to common stockholders of $1.53 per share, inclusive of $1.06 per share of gains recognized on the sale of real estate, compares with $0.21 per share in the prior year.

•                  Combined same-store cash NOI increased 1.0 percent for the first quarter compared to the prior year, in-line with expectations.  The Company is currently projecting combined same-store cash NOI to increase by 3 to 4 percent for the full year.

•                  Signed 75 Manhattan office leases covering 548,062 square feet during the first quarter.  The mark-to-market on replacement office leases was 15.1 percent higher in the first quarter than the previously fully escalated rents on the same spaces.  Based on the leasing achieved in the first quarter and the outlook for the remainder of the year, the Company is increasing its Manhattan mark-to-market expectations for 2014 to a range of 7 to 10 percent.

•                  Executed a new lease for 21,802 square feet with Infor, Inc. at 635 Sixth Avenue, with a starting rent in excess of $100 per square foot for the penthouse floor.  The new lease expands Infor’s commitment at 635-641 Sixth Avenue to 114,048 square feet.

•                  Signed 33 Suburban office leases covering 159,134 square feet during the first quarter. The mark-to-market on signed Suburban office leases was 0.8 percent higher in the first quarter than the previously fully escalated rents on the same spaces.

Investing Highlights

•                  Closed on the sale of the Company’s joint venture interest in 21-25 West 34th Street for a sales price of $114.9 million and recognized a gain on sale of $20.9 million.

•                  Entered into an agreement to acquire the Company’s joint venture partner’s interest in 388-390 Greenwich Street at a valuation for the consolidated investment of $1.585 billion.

•                  Closed on the sale of the Company’s joint venture interest in the West Coast Office portfolio for $100.0 million, reflecting a capitalization rate of 5.3 percent, and recognized a gain on sale of $85.5 million.

•                  Entered into two separate agreements to acquire prime retail condominiums at 115 Spring Street and 121 Greene Street, located along two of SoHo’s most popular shopping corridors.

•                  Entered into a contract to acquire the fee interest at 635 Madison Avenue for $145.0 million.  The improvements to the fee interest include a 19-story 176,530 square foot office tower.

•                  Announced an agreement to sell the Company’s leasehold interest in 673 First Avenue for $145.0 million, reflecting a capitalization rate based on in-place net operating income of 4.7 percent.

•                  Originated and retained debt and preferred equity investments totaling $160.4 million in the first quarter at a weighted average current yield of 9.0 percent.

Financing Highlights

•                  Expanded the term loan portion of the Company’s unsecured corporate credit facility by $383.0 million to $783.0 million while reducing the borrowing cost of the facility by 25 basis points and extending the maturity date to June 2019.

•                  Closed on a $360.0 million mortgage refinancing of 100 Park Avenue. The new seven-year, floating rate loan replaces the previous $209.4 million mortgage.

•                  Closed on a $275.0 million refinancing of 724 Fifth Avenue.  The new three-year, floating rate loan replaces the previous $119.8 million loan.

Summary

New York, NY, April 23, 2014 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $150.0 million, or $1.52 per share, after giving consideration to transaction costs of $2.5 million, or $0.02 per share, for the quarter ended March 31, 2014, compared to $109.2 million, or $1.16 per share, after giving consideration to transaction costs of $1.4 million, or $0.01 per share for the same quarter in 2013.

Net income attributable to common stockholders totaled $146.1 million, or $1.53 per share, for the quarter ended March 31, 2014, inclusive of $106.4 million, or $1.08 per share, of gains recognized on the sale of the Company’s interest in a large, West Coast Office portfolio and 21-25 West 34th Street, compared to $18.9 million, or $0.21 per share, for the same quarter in 2013.

All per share amounts in this press release are presented on a diluted basis.

Operating and Leasing Activity

For the first quarter of 2014, the Company reported consolidated revenues and operating income of $381.1 million and $224.7 million, respectively, compared to $360.0 million and $192.3 million, respectively, for the same period in 2013.

Consistent with the Company’s expectations, same-store cash NOI on a combined basis increased by 1.0 percent to $186.2 million for the quarter ended March 31, 2014 as compared to the same period in 2013.    The Company is currently projecting combined same-store cash NOI to increase by 3 to 4 percent for the full year.  Consolidated property same-store cash NOI decreased by 1.1 percent to $154.1 million and unconsolidated joint venture property same-store cash NOI increased 12.5 percent to $32.1 million.

Manhattan same-store occupancy was 95.6 percent as of March 31, 2014, inclusive of 357,109 square feet of leases signed but not yet commenced, including expected vacancies during the first quarter at 711 Third Avenue and 810 Seventh Avenue, as compared to 95.9 percent at December 31, 2013 and 94.8 percent at March 31, 2013.

During the first quarter, the Company signed 75 office leases in its Manhattan portfolio totaling 548,062 square feet.  Twenty-one leases comprising 160,614 square feet represented office leases that replaced previous vacancy. Fifty-four leases comprising 387,448 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $61.84 per rentable square foot, representing a 15.1 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the first quarter was 5.9 years and average tenant concessions were 2.0 months of free rent with a tenant improvement allowance of $29.73 per rentable square foot.

Same-store occupancy for the Company’s Suburban portfolio increased to 81.2 percent at March 31, 2014, inclusive of 44,337 square feet of leases signed but not yet commenced, as compared to 80.9 percent at December 31, 2013 and 78.9 percent at March 31, 2013.

During the first quarter, the Company signed 33 office leases in the Suburban portfolio totaling 159,134 square feet.  Sixteen leases comprising 71,130 square feet represented office leases that replaced previous vacancy. Seventeen leases comprising the remaining 88,004 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $32.35 per rentable square foot, representing a 0.8 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the first quarter was 8.0 years and average tenant concessions were 3.3 months of free rent with a tenant improvement allowance of $24.90 per rentable square foot.

Significant leases that were signed during the first quarter included:

•                  Renewal and expansion on 47,162 square feet with The City University of New York for 10.3 years at 16 Court Street, Brooklyn;

•                  Early renewal and expansion on 43,148 square feet with ABN AMRO Holdings USA LLC at 100 Park Avenue with an average remaining lease term of 10.6 years;

•                  New lease on 25,224 square feet with Napier Park Global Capital LLC for 10.6 years at 280 Park Avenue; and

•                  New lease on 21,802 square feet with Infor, Inc. for 10.6 years at 635 Sixth Avenue increasing its commitment at 635-641 Sixth Avenue to 114,048 square feet.

Marketing, general and administrative, or MG&A, expenses for the quarter ended March 31, 2014 were $23.3 million, or 5.2 percent of total revenues and an annualized 50 basis points of total assets including the Company’s share of joint venture revenues and assets.

Real Estate Investment Activity

In January, the Company closed on the sale of its joint venture interest in a 30,100 square foot property located at 21-25 West 34th Street for an allocated sales price of $114.9 million and recognized a gain of $20.9 million.  The Company retained its 50 percent interest in 91,311 square feet of development rights.

In March, the Company entered into an agreement to acquire Ivanhoe Cambridge’s stake in 388-390 Greenwich Street, thereby assuming full ownership of the 2.6 million square foot property located in Tribeca. The transaction values the consolidated investment interest at $1.585 billion, reflecting a going-in capitalization rate based on in-place net operating income of 7.0 percent and a fully stabilized capitalization rate of 6.4 percent.  The combined property is triple-net leased to an affiliate of Citigroup Inc. through 2035, under an extension that was announced in December 2013, which was one of the largest lease transactions ever executed in New York. The sale is expected to close during the second quarter of 2014, subject to the satisfaction of customary closing conditions.

In March, the Company sold its 43.74 percent interest in a southern California office portfolio for $100.0 million, reflecting a capitalization rate of 5.3 percent, and recognized a gain of $85.5 million. The portfolio consisted of 28 properties totaling 3.7 million square feet, located in various submarkets including Los Angeles, Orange County and San Diego, which was originally part of a 31-property, 4.5 million-square-foot portfolio that the Company acquired through foreclosure.

In April, the Company announced two separate agreements to acquire prime retail condominiums located along two of SoHo’s most popular shopping corridors.  The Company entered into contracts to acquire the 7,200 square foot retail condominium at 121 Greene Street in Lower Manhattan and the 5,218 square foot retail condominium at 115 Spring Street, in between Mercer and Greene streets.  The acquisitions will add to the Company’s expanding prime retail property portfolio, which features substantial investment interests along several of New York City’s most heavily trafficked retail corridors.  The Company’s SoHo presence already includes retail assets at 131-137 Spring Street and a participating preferred investment at 530-536 Broadway.

In April, the Company entered into a contract to acquire the fee interest at 635 Madison Avenue for $145.0 million. The property is encumbered by a ground lease through April 2030 with one 21-year extension option and improvements include a 19-story 176,530 square foot office tower.  The acquisition increases the Company’s footprint in Manhattan’s prestigious Plaza District, where it also owns several office and retail properties, including 625 Madison Avenue, 724 Fifth Avenue, 1350 Avenue of the Americas, 10 E. 53rd Street and the recently acquired retail at 650 Fifth Avenue.  The off-market transaction, which is subject to the satisfaction of customary closing conditions, is expected to be completed during the third quarter of 2014.

In April, the Company announced an agreement to sell its leasehold interest in 673 First Avenue for $145.0 million, reflecting a capitalization rate based on in-place net operating income of 4.7 percent.  The sale of the 422,000 square foot office building is expected to close during the second quarter 2014, subject to the satisfaction of customary closing conditions.

Debt and Preferred Equity Investment Activity

The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.5 billion at March 31, 2014.  During the first quarter, the Company originated and retained new debt and preferred equity investments totaling $160.4 million, at a weighted average current yield of 9.0 percent. The debt and preferred equity investment portfolio had a weighted average maturity of 2.0 years as of March 31, 2014, excluding any extension options, and had a weighted average yield during the first quarter of 10.6 percent.

Financing and Capital Activity

In March, the Company amended and expanded the term loan portion of its unsecured corporate credit facility by $383.0 million to $783.0 million. The maturity date of the term loan was extended to June 2019 and the cost of the term loan was reduced to 140 basis points over LIBOR.  The facility also includes a $1.2 billion revolving line of credit that matures in March 2018, inclusive of the Company’s aggregate one-year, as-of-right extension option.

In February, the Company closed on a $360.0 million mortgage refinancing of 100 Park Avenue. The new loan, which replaces the previous $209.4 million mortgage, matures in February 2021 and bears interest at 175 basis points over LIBOR.

In April, the Company and its joint venture partner closed on a $275.0 million refinancing of 724 Fifth Avenue, resulting in proceeds in excess of our original basis in the building.  The new loan matures in April 2017 with two one-year extension options and bears interest at a blended rate of 242 basis points over LIBOR.

Guidance

Based primarily on the Company’s real estate investment activity, most significantly the acquisition of our partner’s interest in 388-390 Greenwich Street, and the performance of the debt and preferred equity platform for the first three months of 2014 as well as the outlook for that portfolio for the remainder of 2014, the Company is raising its FFO guidance range for 2014 by $0.26 per share, or 4.6 percent at the midpoint, to a range of $5.90 to $5.96 per share from its previously announced guidance range of $5.62 to $5.72 per share.

Dividends

During the first quarter of 2014, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.50 per share of common stock, which was paid on April 15, 2014 to stockholders of record on the close of business on March 31, 2014; and

•                  $0.40625 per share on the Company’s 6.50% Series I Cumulative Redeemable Preferred Stock for the period January 14, 2014 through and including April 14, 2014, which was paid on April 15, 2014 to stockholders of record on the close of business on March 31, 2014, and reflects the regular quarterly dividend which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, April 24, 2014 at 2:00 pm ET to discuss the financial results.

The supplemental package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “Financial Reports” in the Investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “Event Calendar & Webcasts” in the Investors section and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.318.8620 using pass-code “SL Green.”

A replay of the call will be available through May 1, 2014 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 35660442.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2014, SL Green held interests in 95 Manhattan buildings totaling 45.1 million square feet. This included ownership interests in 28.4 million square feet of commercial buildings and debt and preferred equity investments secured by 16.7 million square feet of buildings. In addition to its Manhattan investments, SL Green held ownership interests in 35 suburban buildings totaling 5.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.594.2700.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on pages 11 through 12 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Rental revenue, net	$272,079	$261,675
Escalation and reimbursement	40,383	39,804
Investment and preferred equity income	54,084	52,708
Other income	14,582	5,766
Total revenues	381,128	359,953
Expenses:
Operating expenses (including approximately $3,411 (2014) and $3,889 (2013) of related party expenses)	73,486	71,170
Real estate taxes	55,316	52,444
Ground rent	8,033	8,128
Interest expense, net of interest income	80,180	80,775
Amortization of deferred financing costs	3,868	4,463
Depreciation and amortization	89,379	78,623
Transaction related costs, net of recoveries	2,474	1,358
Marketing, general and administrative	23,257	21,067
Total expenses	335,993	318,028
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, loss on sale of investment in marketable securities and gain (loss) on early extinguishment of debt	45,135	41,925
Equity in net income from unconsolidated joint ventures	6,128	5,073
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	104,640	—
Loss on sale of investment in marketable securities	—	(57)
Gain (loss) on early extinguishment of debt	3	(18,513)
Income from continuing operations	155,906	28,428
Net income from discontinued operations	706	796
Gain on sale of discontinued operations	—	1,113
Net income	156,612	30,337
Net income attributable to noncontrolling interests in the Operating Partnership	(4,729)	(555)
Net income attributable to noncontrolling interests in other partnerships	(1,490)	(2,901)
Preferred unit distributions	(565)	(565)
Net income attributable to SL Green	149,828	26,316
Perpetual preferred stock dividends	(3,738)	(7,407)
Net income attributable to SL Green common stockholders	$146,090	$18,909

Earnings Per Share (EPS)
Net income per share (Basic)	$1.54	$0.21
Net income per share (Diluted)	$1.53	$0.21

Funds From Operations (FFO)
FFO per share (Basic)	$1.53	$1.16
FFO per share (Diluted)	$1.52	$1.16

Basic ownership interest
Weighted average REIT common shares for net income per share	95,117	91,399
Weighted average partnership units held by noncontrolling interests	3,079	2,687
Basic weighted average shares and units outstanding	98,196	94,086

Diluted ownership interest
Weighted average REIT common share and common share equivalents	95,637	91,615
Weighted average partnership units held by noncontrolling interests	3,079	2,687
Diluted weighted average shares and units outstanding	98,716	94,302

SL GREEN REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$3,112,013	$3,032,526
Building and improvements	7,767,616	7,884,663
Building leasehold and improvements	1,375,007	1,366,281
Properties under capital lease	27,445	50,310
	12,282,081	12,333,780
Less accumulated depreciation	(1,695,568)	(1,646,240)
	10,586,513	10,687,540
Assets held for sale	63,925	—
Cash and cash equivalents	447,162	206,692
Restricted cash	154,492	142,051
Investment in marketable securities	32,130	32,049
Tenant and other receivables, net of allowance of $18,627 and $17,325 in 2014 and 2013, respectively	47,296	60,393
Related party receivables	19,947	8,530
Deferred rents receivable, net of allowance of $27,939 and $30,333 in 2014 and 2013, respectively	378,980	386,508
Debt and preferred equity investments, net of discounts and deferred origination fees of $17,751 and $18,593 in 2014 and 2013, respectively, and allowance of $1,000 in 2013	1,493,725	1,304,839
Investments in unconsolidated joint ventures	1,061,704	1,113,218
Deferred costs, net	261,542	267,058
Other assets	815,873	750,123
Total assets	$15,363,289	$14,959,001

Liabilities
Mortgages and other loans payable	$4,971,022	$4,860,578
Revolving credit facility	—	220,000
Term loan and senior unsecured notes	2,124,397	1,739,330
Accrued interest payable and other liabilities	112,852	114,622
Accounts payable and accrued expenses	140,346	145,889
Deferred revenue	259,929	263,261
Capitalized lease obligations	20,541	47,671
Deferred land leases payable	958	22,185
Dividend and distributions payable	52,471	52,255
Security deposits	65,077	61,308
Liabilities related to assets held for sale	49,704	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	7,897,297	7,627,099

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	298,858	265,476
Series G Preferred Units, $25.00 liquidation preference, 1,902 issued and outstanding at both March 31, 2014 and December 31, 2013	47,550	47,550
Series H Preferred Units, $25.00 liquidation preference, 80 issued and outstanding at both March 31, 2014 and December 31, 2013	2,000	2,000

Equity
SL Green Realty Corp. stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both March 31, 2014 and December 31, 2013	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 98,919 and 98,563 issued and outstanding at March 31, 2014 and December 31, 2013, respectively (inclusive of 3,600 and 3,570 shares held in Treasury at March 31, 2014 and December 31, 2013, respectively)	990	986
Additional paid-in capital	5,049,507	5,015,904
Treasury stock at cost	(320,076)	(317,356)
Accumulated other comprehensive loss	(14,872)	(15,211)
Retained earnings	1,688,211	1,619,150
Total SL Green Realty Corp. stockholders’ equity	6,625,692	6,525,405
Noncontrolling interests in other partnerships	491,892	491,471
Total equity	7,117,584	7,016,876
Total liabilities and equity	$15,363,289	$14,959,001

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
FFO Reconciliation:
Net income attributable to SL Green common stockholders	$146,090	$18,909
Add:
Depreciation and amortization	89,379	78,623
Discontinued operations depreciation adjustments	433	2,067
Joint venture depreciation and noncontrolling interest adjustments	12,988	7,527
Net income attributable to noncontrolling interests	6,219	3,456
Less:
Gain on sale of discontinued operations	—	1,113
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	104,640	—
Depreciation on non-rental real estate assets	514	245
Funds From Operations	$149,955	$109,224

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013	2014	2013
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income (loss) from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, gain (loss) on sale of investment in marketable securities, purchase price fair value adjustment and gain (loss) on early extinguishment of debt	$45,135	$41,925	$—	$—

Equity in net income (loss) from unconsolidated joint ventures	6,128	5,073	6,128	5,073
Depreciation and amortization	89,379	78,623	20,157	16,011
Interest expense, net of interest income	80,180	80,775	18,703	19,542
Amortization of deferred financing costs	3,868	4,463	2,626	2,362
Gain (loss) on early extinguishment of debt	3	(18,513)	—	—
Operating income	$224,693	$192,346	$47,614	$42,988

Marketing, general & administrative expense	23,257	21,067	—	—
Net operating income from discontinued operations	1,798	3,422	—	—
Loan loss and other investment reserves, net of recoveries	—	—	—	—
Transaction related costs, net of recoveries	2,474	1,358	73	—

Non-building revenue	(64,503)	(53,144)	(3,806)	(3,674)
Equity in net (income) loss from unconsolidated joint ventures	(6,128)	(5,073)	—	—
(Gain) loss on early extinguishment of debt	(3)	18,513	1,595	—
Net operating income (NOI)	181,588	178,489	45,476	39,314	$227,064	$217,803

NOI from discontinued operations	(1,798)	(3,422)	—	—	(1,798)	(3,422)
NOI from other properties/affiliates	(9,481)	(3,277)	(9,340)	(8,672)	(18,821)	(11,949)
Same-Store NOI	$170,309	$171,790	$36,136	$30,642	$206,445	$202,432

Ground lease straight-line adjustment	1,433	1,910	—	—	1,433	1,910

Straight-line and free rent	(13,341)	(14,055)	(3,670)	(1,759)	(17,011)	(15,814)
Rental income — FAS 141	(4,317)	(3,863)	(354)	(336)	(4,671)	(4,199)
Same-store cash NOI	$154,084	$155,782	$32,112	$28,547	$186,196	$184,329

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2014	2013
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,771	24,282
Portfolio percentage leased at end of period	94.3%	93.7%
Same-Store percentage leased at end of period	94.3%	93.7%
Number of properties in operation	33	36

Office square feet where leases commenced during quarter (rentable)	492,645	536,101
Average mark-to-market percentage-office	11.1%	4.3%
Average starting cash rent per rentable square foot-office	$60.15	$57.06

(1)  Includes wholly-owned and joint venture properties.

The following table reconciles estimated earnings per share (diluted) to FFO per share (diluted) for the year ending December 31, 2014.

	Year Ended December 31,
	2014	2014
Net income per share attributable to SL Green stockholders	$2.50	$2.56
Add:
Depreciation and amortization	3.82	3.82
Unconsolidated joint ventures depreciation and noncontrolling interests adjustments	0.46	0.46
Net income attributable to noncontrolling interests	0.19	0.19
Less:
Gain (loss) on sale of discontinued operations	0.00	0.00
Equity in net gain on sale of interest in unconsolidated joint venture / real estate	1.05	1.05
Purchase price fair value adjustment	0.00	0.00
Depreciable real estate, net of recoveries	0.00	0.00
Depreciation and amortization on non-real estate assets	0.02	0.02
Funds from Operations per share	$5.90	$5.96